EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48377) and related Prospectus pertaining to the 1997 Premium Priced Stock Option Plan and the related Prospectus pertaining to the Amendment and Restatement of The PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan of PacifiCare Health Systems, Inc. of our report dated June 8, 2000 with respect to the financial statements and supplemental schedules of The PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1999.

Ernst & Young LLP

Orange County, California

June 26, 2000

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